Exhibit 99.1

CONTACTS:

(Media):	Tony Lentini	(713/296-6227)
	Bill Mintz	(713/296-7276)

(Investor):	Robert Dye	(713/296-6662)
	David Higgins	(713/296-6690)

(Web site):	www.apachecorp.com
APACHE TO ACQUIRE INTERESTS IN 28 PERMIAN BASIN FIELDS
FROM ANADARKO PETROLEUM FOR $1 BILLION
     Houston, Jan. 18, 2007 — Apache Corporation (NYSE, Nasdaq: APA) today announced that it is acquiring controlling interest in 28 oil and gas fields in the Permian Basin of West Texas from Anadarko Petroleum Corporation (NYSE: APC) for $1 billion.
     Apache will book net reserves of 70 million barrels of oil equivalent (57 million barrels of oil and 78 billion cubic feet of natural gas). In 2007, the fields are forecasted to produce approximately 9,000 barrels of oil and 19 million cubic feet (MMcf) of gas per day net to Apache.
     The transaction will be effective the earlier of closing or March 31, and is subject to standard regulatory and other requirements. Apache intends to fund the acquisition with debt. Apache and Anadarko are entering into a joint-venture arrangement to effect the transaction.
     “Anadarko’s Permian Basin divestiture is an excellent opportunity for Apache to operate high-working-interest, operated fields that have a long reserve life and are a close fit with Apache’s existing Permian production,” said G. Steven Farris, Apache’s president and chief executive officer. “The transaction is additive to per-share results, but — as with any transaction — the ultimate benefit will best be measured after we have operated and added value to these properties.”
     The transaction’s value is concentrated in eight operated fields comprising 81 percent of the proved reserves and 72 percent of the expected 2007 net production.
     Apache’s current Permian Basin operations have net daily production of 29,000 barrels of oil and 79 MMcf of gas.

     “Acquiring control of these assets in the Permian is another step in evolving Apache’s portfolio to facilitate continued growth,” Farris said.
     “We have good geographic balance, designed for consistent growth, with no region contributing more than 25 percent of reserves or production,” he said. “With our strong balance sheet and diverse portfolio, Apache is in an excellent position to continue to deliver competitive growth and returns in a volatile environment.”
     Upon completion of the transaction, Apache’s debt will remain below 30 percent of total capitalization.
     Apache Corporation discovers and produces oil and gas in the United States, Canada, the United Kingdom sector of the North Sea, Egypt, Australia and Argentina.
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     EDITOR’S NOTE: Apache will webcast a conference call to discuss this announcement at 10:30 a.m. Central Time, Thursday, Jan. 18, from Apache’s Web site, http://www.apachecorp.com. The conference call will be available for delayed playback by telephone for one week beginning at approximately 2 p.m. on Jan. 18. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 7467004. The webcast replay and podcast will be archived on Apache’s Web site. To have the podcast delivered to you, sign up for Financial RSS Feeds at http://investor.apachecorp.com/rss.cfm. To be reminded of the live webcast, sign up for E-mail Alerts at http://investor.apachecorp.com/alerts.cfm.
     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache’s reserves, reserve life, production, exploration potential, future oil and gas prices, capital expenditures, and the timetable for closing the announced acquisition. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.